EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-290259, 333-285669, and 333-283242) on Form S-3 and (Nos. 333-287451 and 333-256279) on Form S-8 of our report dated March 19, 2026, with respect to the consolidated financial statements of Red Cat Holdings, Inc.

/s/ KPMG LLP

Salt Lake City, Utah
March 19, 2026